EXHIBIT 99.1

For Immediate Release

Contact:	Willing L. Biddle, President and CEO or
John T. Hayes, CFO
Urstadt Biddle Properties Inc.
(203) 863-8200

Urstadt Biddle Properties Inc. Announces Contract To Sell Its Westchester Pavilion Property Located In White Plains, NY

GREENWICH, CONNECTICUT—April 6, 2015—Urstadt Biddle Properties Inc. (the "Company") (NYSE: UBA and UBP), a real estate investment trust, announced today that it has entered into a contract to sell its Westchester Pavilion Property located in White Plains, NY ("Pavilion").  The purchaser is Maple and Broadway Holdings, LLC, a wholly-owned subsidiary of Lennar Corporation through its Lennar Multi-Family Communities, LLC subsidiary ("Lennar") (NYSE: LEN).  Operating in twenty-one states, Lennar is one of the country's largest homebuilders.  The Pavilion is a 190,000 square foot retail shopping center located in White Plains, New York (Westchester County).  In November 2014, the City of White Plains approved the Company's request to change the zoning of the property to allow its development as a mixed-use property containing residential apartments above ground level retail and restaurant uses.  The contract contains several contingencies that need to be satisfied in order for the transaction to close, and there is the possibility it may not close.  If all contingencies are satisfied, the Company expects the transaction to close at the end of fiscal 2015 or early fiscal 2016.

Commenting on the contract, Willing L. Biddle, UBP's President and Chief Executive Officer said, "Our Company has owned the Pavilion since the 2002.  The property was originally a three story department store that, prior to our ownership, was converted to the retail shopping center it is today.  Over the years, the property has become less competitive in the market-place. Its current configuration and condition prompted the Company to explore whether there might be a higher and better use for the site.  About two years ago, we began the process of petitioning the City of White Plains for a zoning change to permit the demolition of the buildings and the construction of a dynamic mixed use development containing a mixture of apartments and retail/restaurants.  The City of While Plains and in particular Mayor Tom Roach were welcoming and supportive of our efforts and approved the zone change in November, 2014.  During the approval process we met with several prestigious development companies to consider as partners in the development - the plan being that UBP would own the retail/restaurant portion and our partner would own the residential portion.  As time went by it became more apparent that a better structure for our Company was an out-right sale of the property to a more experienced mixed-use developer and that developer was Lennar.  We will continue to work closely with Lennar through the remainder of the approval process, which includes, among other things, site plan approval.  The Company is in the process of resolving the remaining contingencies to permit a closing."

Urstadt Biddle Properties Inc. is a self-administered equity real estate investment trust which owns or has equity interests in 73 properties containing approximately 5.1 million square feet of space.  Listed on the New York Stock Exchange since 1970, it provides investors with a means of participating in ownership of income-producing properties. It has paid 181 consecutive quarters of uninterrupted dividends to its shareholders since its inception and has raised total dividends to its shareholders for the last 21 consecutive years.

Certain statements contained herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.